Exhibit 10.1

November 30, 2011

Joseph C. Levesque
[Address removed]

Re: Compensation Arrangement

Dear Joe:

This letter will memorialize our agreement on your compensation during the period you serve as the Company’s interim president and CEO.

1.
Beginning November 28, 2011, for your service as interim president and CEO, you will be paid at the annual rate of $140,000, which is one-half of your base salary rate at the time of your retirement last year.

2.
For services rendered during the period starting December 5, 2011 and ending December 31, 2012, or the earlier end of your “separation from service,” you will be paid on regular payroll intervals amounts sufficient to cover deductions for social security and medicare payments, Federal and state required income tax withholding amounts, and premiums for medical and dental insurance coverages you select from the Company’s health benefit plans available to its employees generally. Payment of your compensation remaining after these deductions will be deferred until January 1, 2013, and will be paid thereafter in 2013 ratably on regular payroll intervals over the same period of time as you serve as interim president and CEO up to December 31, 2012, with any remaining deferred compensation paid on the last payroll date in 2013.

3.
Payments of your deferred compensation will be made notwithstanding your death, and will be paid to the beneficiary you have designated in a writing delivered to the Company prior to your death, or in the absence of a beneficiary designation (or if your designated beneficiary predeceases you) to your surviving spouse, or if you do not have a surviving spouse, to the representative of your estate.

4.
Notwithstanding anything contained in this arrangement to the contrary, the Company will withhold from any payment such amount or amounts as the Company reasonably determines may be required for purposes of complying with the tax withholding provisions of Federal, state or local tax laws for purposes of paying any income, estate, inheritance, employment or other tax attributable to any amounts payable under this arrangement.

Joseph C. Levesque
November 30, 2011

5.
The Company and you intend that payments under this arrangement will comply in form and operation with the requirements of Section 409A of the Internal Revenue Code and the regulations issued thereunder (collectively “Code Section 409A”) or an exception to Code Section 409A and this arrangement will be interpreted and administered in a manner that is in compliance therewith.  The series of deferred payments under paragraph 2 will, for purposes of Code Section 409A, be treated as a right to a series of separate payments that are due at a fixed time.

Please indicate your agreement to your compensation rate and this deferred compensation arrangement by countersigning a copy of this letter.

Yours truly,

/s/ Douglas L. Hemer

Douglas L. Hemer
Chief Administrative Officer
Aetrium Incorporated

Agreed:

/s/ Joseph C. Levesque

Joseph C. Levesque
Dated: November 30, 2011